Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Myers Industries, Inc.
     We consent to the incorporation by reference in the Registration Statement (File No. 333-90637) on Form S-8 of Myers Industries, Inc. of our report dated March 28, 2008 relating to the statement of assets available for plan benefits of Myers Industries, Inc. Amended and Restated Employee Stock Purchase Plan as of December 31, 2006 and 2007, and the related statement of changes in assets available for plan benefits for the three year period ended December 31, 2007, which appears in this December 31, 2007 Annual Report on Form 11-K of Myers Industries, Inc. Amended and Restated Employee Stock Purchase Plan.
/s/ SS&G Financial Services, Inc.
Cleveland, OH
March 28, 2008